UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2016

AMERICAN HOMES 4 RENT

(Exact name of registrant as specified in its charter)

Maryland	001-36013	46-1229660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30601 Agoura Road, Suite 200 Agoura Hills, California	91301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 413-5300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 22, 2016, American Homes 4 Rent (the “Company”) and American Homes 4 Rent, L.P., the Company’s operating partnership (the “Operating Partnership”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Raymond James & Associates, Inc., as representatives (the “Representatives”) of the several underwriters named therein (the “Underwriters”), for the sale of 8,000,000 of its 6.35% Series E cumulative redeemable perpetual preferred shares of beneficial interest, par value $0.01 per share (the “Series E Preferred Shares”). Pursuant to the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,200,000 Series E Preferred Shares at the public offering price per share solely to cover over-allotments, if any. The Company estimates that the net proceeds from the offering, excluding shares issuable if the Underwriters’ over-allotment option is exercised and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, will be approximately $193.4 million.

The offering was made pursuant to an automatic shelf registration statement filed with the Securities and Exchange Commission on August 7, 2014 (File No. 333-197921), a base prospectus, dated August 7, 2014, included as part of the registration statement, and a prospectus supplement, dated June 22, 2016, to be filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

The Company expects to contribute the net proceeds from the offering to its Operating Partnership in exchange for 6.35% Series E preferred partnership units. The Operating Partnership intends to use the contribution to repay indebtedness the Company has incurred or expects to incur under its credit facility, to acquire single-family properties and for general corporate purposes, including the repurchase of its securities. A copy of the amendment to the Partnership Agreement relating to the 6.35% Series E preferred partnership units is filed as Exhibit 10.1.

The Company and the Operating Partnership made certain customary representations, warranties and covenants concerning the Company, the Operating Partnership and the registration statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The Underwriters have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. The Underwriters have received, and may in the future receive, customary fees and commissions for these transactions.

A copy of the Underwriting Agreement is attached to this report as Exhibit 1.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibits 1.1 and 10.1.

Item 3.03.  Material Modification to Rights of Security Holders.

Upon issuance of the Series E Preferred Shares referenced in Item 5.03 below, the ability of the Company to make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment on, any other shares of beneficial interest of the Company ranking junior to or on a parity with the Series E Preferred Shares, will be subject to certain restrictions in the event that the Company does not declare distributions on the Series E Preferred Shares during any distribution period. The terms of the Series E Preferred Shares are set forth in the Articles Supplementary to the Company’s Declaration of Trust, as amended, that are filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)         Under the Company’s Declaration of Trust, as amended, the Board of Trustees is authorized without further shareholder action to provide for the issuance of up to 100,000,000 preferred shares of beneficial interest. On June 22, 2016, the Company filed with the Maryland State Department of Assessments and Taxation, Articles Supplementary designating 9,200,000 of the Company’s preferred shares of beneficial interest as “6.35% Series E Preferred Shares.”

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated June 22, 2016, by and among the Company, the Operating Partnership and the Representatives.

3.1	Articles Supplementary for the Series E Preferred Shares.

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Series E Preferred Shares.

10.1	Twelfth Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P.

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2016		AMERICAN HOMES 4 RENT

	By:	/s/ Stephanie Heim
Stephanie Heim
Senior Vice President - Counsel

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 22, 2016, by and among the Company, the Operating Partnership and the Representatives.

3.1	Articles Supplementary for the Series E Preferred Shares.

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Series E Preferred Shares.

10.1	Twelfth Amendment to Agreement of Limited Partnership of American Homes 4 Rent, L.P.

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).